Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Green Plains Renewable Energy, Inc.:

We consent to use our reports dated March 4, 2011, with respect to the consolidated balance sheets of Green Plains Renewable Energy, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Omaha, Nebraska

May 13, 2011